BlackRock Intermediate Municipal Fund of BlackRock Municipal Series Trust

77(I)

Terms of new or amended securities

Effective September 29, 2006, the establishment and designation of Classes are as follows:

1.

The Class A Shares of the Series are redesignated Investor A1 Shares.  The Investor A1 Shares shall retain all of the rights and preferences accorded to the Class A Shares prior to the redesignation.

2.

The Class B Shares of the Series are redesignated Investor B Shares.  The Investor B shares shall retain all of the rights and preferences accorded to the Class B Shares prior to the redesignation.

3.

The Class C Shares of the Series are redesignated Investor C Shares.  The Investor C Shares shall retain all of the rights and preferences accorded to the Class C Shares prior to the redesignation.

4.

The Class I Shares of the Series are redesignated Institutional Shares.  The Institutional Shares shall retain all of the rights and preferences accorded to the Class I Shares prior to the redesignation.

5.

The new class of Shares of the Series is designated Investor A Shares.

6.

The classes of Shares of the Series established and designated are as follows:

a.

Investor A Shares

b.

Investor A1 Shares

c.

Investor B Shares

d.

Investor C Shares

e.

Institutional Shares